UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2016

Aerojet Rocketdyne Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (916) 355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2016, the Board of Directors of Aerojet Rocketdyne Holdings, Inc. (the “Company”) appointed Warren G. Lichtenstein, the Company’s Chairman of the Board, to serve as the Company’s Executive Chairman.  Mr. Lichtenstein, 51, has served as a director of the Company since 2008 and has served as the Chairman of the Board of the Company since March 2013.

Mr. Lichtenstein has served on the board of directors of over 20 public companies. He has served as the Chairman of the Board of the general partner of Steel Partners Holdings L.P. (“Steel Holdings”), an NYSE listed limited partnership, since July 2009, and as CEO from July 2009 until February 2013, at which time he became the Executive Chairman. Steel Holdings is a global diversified holding company that engages in multiple businesses, including diversified industrial products, energy, defense and supply chain management.

Mr. Lichtenstein has served as Chairman of the Board of Handy & Harman Ltd., (formerly known as WHX Corporation) (“HNH”), a NASDAQ-listed, Delaware corporation, since July 2005. He also served on the board and was CEO from February 2002 to August 2005 of SL Industries, Inc., a company that designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic and specialized communication equipment. SL Industries was listed on NYSE Amex from 2010 until it was acquired by HNH in 2016.

Since October 2010, Mr. Lichtenstein has served as a director (and has been Chairman since May 2011) of Steel Excel Inc. (“Steel Excel”). In 2011 Mr. Lichtenstein founded Steel Sports, Inc., a subsidiary of Steel Excel dedicated to building a network of participatory and experience-based sports-related businesses, with a particular emphasis on youth sports.

He served as Chairman of the Board of ModusLink Global Solutions, Inc. (“ModusLink”) from March 2013 until June 2016, at which time he was appointed Executive Chairman. ModusLink, is a NASDAQ company providing customized supply chain management services to the world’s leading high technology companies.

Steel Holdings owns 100% of Steel Services Ltd (“Steel Services”). The Company received services of $1.1 million in fiscal 2015 from Steel Services’ predecessor, SP Corporate Services LLC, primarily for the use of an aircraft for business travel. As of November 30, 2015, the Company had a payable due to Steel Services of $0.5 million.

Item 8.01.	Other Events.

On June 24, 2016, the Company announced an organization restructuring (the “Restructure”) of its wholly-owned subsidiary Aerojet Rocketdyne, Inc.  The Restructure is another key step in the journey to enhance efficiency, improve the Company’s competitive posture and align our programs with our operating capabilities and our customers.  The Company issued a press release on June 27, 2016, a copy of which is attached hereto as Exhibit 99.1.

The Restructure includes workforce reductions, primarily focused at the executive and senior leadership level and will result in annual cost savings of approximately $8 million beginning in fiscal 2017.

In the second quarter of fiscal 2016, the Company expects to incur severance costs of approximately $1.2 million associated with the Restructure. Total anticipated gross cash outflow (before recovery), including payment of accrued vacation and other benefits, is approximately $1.6 million.

The cost of the Restructure will be recovered as a component of overhead and will be included as a component of the Company’s U.S. government forward pricing rates, and therefore, will be recovered through the pricing of  the Company’s products and services to the U.S. government.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibits

99.1	Press release, dated June 27, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 29, 2016	AEROJET ROCKETDYNE HOLDINGS, INC.

	By:	/s/ Arjun L. Kampani
		Name:	Arjun L. Kampani
		Title:	Vice President, General Counsel and Secretary